EXHIBIT 10.1
SEPARATION AND GENERAL RELEASE AGREEMENT
     This Separation and General Release Agreement (this “Agreement”) is being entered into as of this 20th day of March 2007, by and between IsoTis, Inc., a Delaware corporation (the “Company”), and Alan Donze, an individual (“Employee”) (each of the Company and Employee is sometimes hereinafter referred to individually as a “Party” and collectively as the “Parties”), with respect to the following facts.
     WHEREAS, Employee and IsoTis SA were the parties to that certain Employment Agreement (the “2006 Employment Agreement”) dated as of May 17, 2006, and Employee’s position with IsoTis SA was Vice President of Sales.
     WHEREAS, the Company acquired IsoTis SA in or about January 2007.
     WHEREAS, Employee and the Company are the parties to that certain Employment Agreement dated as of January 31, 2007, as amended by that certain Amendment to Employment Agreement dated as of February 22, 2007 (collectively, the “2007 Employment Agreement” and with the superseded 2006 Employment Agreement, the “Employment Agreements”). Terms not defined herein and defined in the 2007 Employment Agreement shall have the meanings ascribed to them in the 2007 Employment Agreement.
     WHEREAS, Employee is currently employed by the Company as Senior Vice President of Sales (the “Position”).
     WHEREAS, the Parties wish to terminate their employment relationship subject to the terms and conditions set forth below.
     WHEREFORE in consideration of the foregoing premises and the terms and conditions set forth below, the Parties agree as follows:
     1. Termination.
          a. Termination Date. Employee hereby voluntarily resigns his Position and his employment with the Company as of April 5, 2007 (the “Termination Date”). Except as otherwise provided for in this Agreement, the rights and obligations of Employee and the Company under the Employment Agreements shall terminate on the Termination Date and shall have no further force or effect after the Termination Date.
          b. In lieu of any compensation, benefits or severance under the Employment Agreements, the Company and Employee agree as follows:
               (1) Employee may retain the Apple computer provided to him by the Company, provided that Employee removes any Company information or data.

               (2) On the Termination Date, the Company shall pay to Employee the 2006 Bonus Payment that would have paid on June 1, 2006 had he remained employed through that date in the amount of one hundred twenty thousand dollars ($120,000), less applicable withholding.
          c. No Future Compensation or Benefits. Except as provided for in this Agreement, Employee understands and agrees that he is giving up any right or claim to further compensation from the Company, and that he has no further rights, and the Company has no further obligations under the Employment Agreements.
          d. Announcements. Employee and the Company agree that the Company may release an internal announcement of Employee’s departure from the Company and external announcements as required by law and/or as it deems appropriate for business purposes. With regard to the circumstances of Employee’s departure, the announcements shall state that Employee resigned his employment with the Company and his resignation was accepted. To the extent required by law, the Company shall report the terms of separation.
     2. Releases by Employee.
          a. Employee Release. In exchange for the consideration set forth in this Agreement, Employee does hereby release and forever discharge the “Company Releasees” herein, consisting of the Company, its parent, subsidiary and affiliate corporations, and each of their respective past and present parents, subsidiaries, affiliates, associates, owners, members, stockholders, predecessors, successors, assigns, employees, agents, directors, officers, partners, representatives, lawyers, and all persons acting by, through, under, or in concert with them, or any of them, of and from any and all manner of claims or causes of action, in law or in equity, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), that Employee now has or may hereafter have against the Company Releasees by reason of any and all acts, omissions, events or facts occurring or existing prior to the date hereof. The Claims released hereunder include, without limitation, any alleged breach of any express or implied agreement (including, without limitation, the Employment Agreements); any alleged torts or other alleged legal restrictions relating to Employee’s employment by the Company and the termination thereof; and any alleged violation of any federal, state or local statute or ordinance including, without limitation, Title VII of the Civil Rights Act of 1964, as amended, 42 USC Section 2000, et seq.; Americans with Disabilities Act, as amended, 42 U.S.C. § 12101 et seq.; the Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701 et seq.; Civil Rights Act of 1866, and Civil Rights Act of 1991; 42 USC Section 1981, et seq.; Equal Pay Act, as amended, 29 USC Section 206(d); regulations of the Office of Federal Contract Compliance, 41 CFR Section 60, et seq.; The Family and Medical Leave Act, as amended, 29 U.S.C. § 2601 et seq.; the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. § 201 et seq.; the Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; and the California Fair Employment and Housing Act, California Government Code Section 12940, et seq. This release shall not apply to the Company’s obligations under this Agreement or to the Company’s obligations under applicable law, including, without limitation, California Labor Code Section 2802, to indemnify, defend, and hold Employee harmless from and against any claims asserted by any person or entity against Employee arising from or related to Employee’s employment with the Company.

          b. Unknown Claims.
               Employee acknowledges that Employee is familiar with the provisions of California Civil Code Section 1542, which provides as follows:
“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which, if known by him or her must have materially affected his or her settlement with the debtor.”
Employee, being aware of said code section, hereby expressly waives any rights Employee may have thereunder, as well as under any other statutes or common law principles of similar effect.
          c. No Assignment. Employee represents and warrants to the Company Releasees that there has been no assignment or other transfer of any interest in any Claim. Employee agrees to indemnify and hold harmless the Company Releasees from any liability, claims, demands, damages, costs, expenses and attorneys’ fees incurred as a result of any person asserting such assignment or transfer of any right or claims under any such assignment or transfer from Employee.
          d. No Actions. Employee agrees that if Employee hereafter commences, joins in, or in any manner seeks relief through any suit arising out of, based upon, or relating to any of the Claims released hereunder or in any manner asserts against the Company Releasees any of the Claims released hereunder, then Employee will pay to the Company Releaseees against whom such Claim(s) is asserted, in addition to any other damages caused thereby, all attorneys’ fees incurred by such Company Releasees in defending or otherwise responding to said suit or Claim.
     3. No Admission. Employee and the Company further understand and agree that neither the payment of money nor the execution of this Agreement, including the release provided for in Section 2, shall constitute or be construed as an admission of any liability whatsoever by either Party.
     4. Severability. The provisions of this Agreement are severable, and if any part of this Agreement is found to be unenforceable, the other paragraphs (or portions thereof) shall remain fully valid and enforceable.
     5. No Encouragement of Actions. Employee agrees that he will not assist any person or entity in bringing or pursuing legal action against the Company, its agents, successors, representatives, employees and related and/or affiliated companies, based on events occurring prior to the Termination Date; provided, however, that this Section 5 shall not apply to any legal action arising from or related to this Agreement or to any conduct compelled by or pursuant to applicable law.
     6. No Disparagement By Employee. Employee shall not make, or cause to be made, any untrue statements to any person or entity that disparage, are inimical to, or damage the reputation of, the Company, its officers, directors, employees, or agents; provided that, if a legitimate inquiry is made to Employee, he may state that he formerly was associated with the Company, identify his association and responsibilities and give the dates of his association.
     7. No Disparagement by the Company. The Company shall not make, or cause to be made any untrue statements to any person or entity that disparage, are inimical to, or damage the reputation of Employee. Following Employee’s departure from the Company, the Company shall instruct its employees to advise any third parties requesting Employee by name that Employee is no longer with the Company and to provide the appropriate contact information for Employee.
     8. Confidential Information. Employee’s obligations under Section 6 of the 2007 Employment Agreement with respect to Confidential Information of the Company shall remain in full force and effect and shall survive the termination of the Employment Agreements.
     9. Company Property. Employee agrees to search his/her home, office and all other storage areas for all property owned by the Company and to return all the Company Equipment (excluding the Apple computer referred to in Section 1.b.(1) of this Agreement) to the Company on or before the Termination Date.
     10. Choice of Law and Venue. The Parties acknowledge and agree that this Agreement shall be interpreted in accordance with California law. Any actions arising out of or relating to this Agreement or Employee’s service with the Company shall be filed in either the Superior Court of the State of California for the County of Orange, or the Federal District Court for the Central District of California, unless subject to arbitration, in which case they shall be filed in accordance with the Parties’ arbitration agreement.
     11. Sole and Entire Agreement. This Agreement represents the sole and entire agreement among the Parties and supersedes all prior agreements (including, without limitation, the Employment Agreement), negotiations, and discussions between the Parties hereto and/or their respective counsel, excluding any agreements concerning arbitration of disputes, confidentiality, trade secret information, or assignment of intellectual property rights. Any agreement amending or superseding this Agreement must be in writing, signed by duly authorized representatives of the Parties, specifically reference this Agreement; and state the intent of the Parties to amend or supersede this Agreement.
     12. Arbitration. The Parties hereby agree to submit any claim or dispute arising out of or relating to the terms of this Agreement to private and confidential arbitration by a single neutral arbitrator. Subject to the terms of this Section, the arbitration proceedings shall be governed by the rules of the Judicial Arbitration and Mediation Service (“JAMS”) applicable to employment disputes as they may be in effect from time to time, and shall take place in Orange County, California. The arbitrator shall be appointed by agreement of the Parties hereto or, if no agreement can be reached, by the JAMS pursuant to its rules. The decision of the arbitrator shall be rendered in writing and be final and binding on all Parties to this Agreement, and judgment thereon may be entered in any court having jurisdiction. The arbitrator’s fees and/or any other fees payable to JAMS shall be shared in accordance with the rules of JAMS; provided, however, that Employee shall not be required to pay any such fees that are unique to arbitration and/or would exceed the cost of filing the same claim(s) in a court of competent jurisdiction, and any shortfall shall be borne by the Company. The Parties shall each bear their own attorneys’ fees, witness expenses, expert fees and other costs, except to the extent they may be awarded otherwise by the arbitrator in accordance with applicable law. This arbitration procedure is intended to be the sole and exclusive method of resolving any claim between the Parties, and each of the Parties hereby waives any right to a jury trial with respect to such claims.
     13. Headings. The headings in this Agreement are provided solely for the Parties’ convenience, and are not intended to be part of, nor to affect or alter the interpretation or meaning of this Agreement.
     14. Construction of Agreement. Both Parties have been represented by, or had the opportunity to be represented by counsel in connection with this Agreement. Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.
     15. Counterparts. For the convenience of the Parties hereto, this Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.
     16. Authority to Execute this Agreement. The person or persons executing this Agreement on behalf of a Party warrants and represents that he or she has the authority to execute this Agreement on behalf of the Party and has the authority to bind that Party to the performance of its obligations hereunder.
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     IN WITNESS WHEREOF, the parties have entered into this Separate and General Release Agreement as of the date first set forth above.

“COMPANY” IsoTis, Inc., a Delaware corporation
By:	/s/ Pieter Wolters
Name:	Pieter Wolters
Title:	CEO

“EMPLOYEE”
/s/ Alan G. Donze
Alan Donze

[Signature Page to Separation and General Release Agreement]